Delaware
The First State

    I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND

CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "TECHNICAL INDUSTRIES & ENERGY CORP.", CHANGING ITS NAME FROM

"TECHNICAL INDUSTRIES & ENERGY CORP." TO "ENERGY & TECHNOLOGY CORP.", FILED IN THIS OFFICE ON THE NINTH DAY OF

SEPTEMBER, A,D. 2008, AT 3:16 O'CLOCK P.M.

    A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4258823 8100 080938187	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6838911 DATE: 09-09-08

State of Delaware
Secretary, of State
Division of Corporations
Delivered 03:32 PM 09/09/2008
FILED 03:16 PM 09/09/2008
SRV 080938187 - 4258823 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

TECHNICAL INDUSTRIES & ENERGY CORP.

It is hereby certified that:

        I. The name of the corporation (hereinafter called the "corporation") is TECHNICAL INDUSTRIES & ENERGY CORP.

        2. The certificate of incorporation of the corporation is hereby amended by striking out ARTICLE 1 thereof and by substituting in lieu of said Article the following new Article:

                ARTICLE 1: The name of the corporation is ENERGY & TECHNOLOGY CORP.

        3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on: August 29, 2008

/s/ George M. Sfeir
George M. Sfeir
President & CEO